Exhibit 99.7

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Class A Common Stock, $0.0001 par value per share, of TuSimple Holdings Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 16, 2024

White Marble LLC

By:	/s/ Xiaodi Hou
	Name:	Xiaodi Hou
	Title:	Manager

White Marble International Limited

By:	/s/ Xiaodi Hou
	Name:	Xiaodi Hou
	Title:	Director

/s/ Xiaodi Hou
Xiaodi Hou